EXHIBIT 10.21

DIRECTOR COMPENSATION

On February 11, 2004, the Compensation Committee approved a grant to each of the directors other than Mr. E.M. Carpenter of 1,550 restricted stock units under the Barnes Group Inc. Stock and Incentive Award Plan. These restricted stock units vest as follows: 40% on the second anniversary of the grant date and an additional 20% on the third, fourth and fifth anniversaries of the grant date. Vesting accelerates in full in the event of a change-of-control, or retirement from the Board of Directors more than two years after the grant date and after attaining age 70. Dividend equivalents equal to the dividend per share are paid on each restricted stock unit on each dividend payment date.

Effective January 1, 2004, the fee for non-employee directors attending a board or committee meeting was set at $1,500; provided, that the fee for a telephonic meeting or telephonic participation in a non-telephonic meeting is $1,000. In addition to the annual director retainer of $35,000 paid to non-employee directors, non-employee committee chairpersons are paid an annual retainer as follows: Audit Committee Chair, $10,000; Compensation and Management Development Committee Chair, $5,000; and other committee chairs, $2,500.